Exhibit 99.1

Iris Press Release – October 29, 2013

Iris BioTechnologies Appoints Paul Yaswen, Ph.D. as Chief Scientific Officer

Santa Clara, California –(BUSINESS WIRE)-- October 29, 2013 – Iris BioTechnologies Inc. (OTCBB:IRSB), a life sciences company poised to set new standards of precision in diagnosis and therapeutics, is pleased to announce that Paul Yaswen, Ph.D., has been appointed to the newly created position of Chief Scientific Officer. In this role, he will have broad responsibilities in scientific research and launching new products. Iris welcomes Dr. Yaswen to our team.

“Personalized medicine holds new hope for breast cancer, and Iris BioTechnologies has developed a portfolio of interlocking, patented technologies to obtain the most precise molecular profiling information possible, analyzing it in relation to tumor behavior, risk of recurrence, and susceptibility to available treatment agents, ” said Simon Chin, founder, president and chief executive officer. “Paul has extensive experience not only in breast cancer research, but also in interacting with major medical providers such as Kaiser Permanente and patient advocate organizations such as the Komen and Avon foundations. Paul is not only a good scientist, but also a person that really wants to make a difference for patients around the world.”

An estimated 232,000 women will be diagnosed this year with invasive breast cancer. In addition to surgery, treatments include an increasing number of pharmaceutical agents. Over 100 different new treatment options are currently undergoing clinical trials, and even more are in various stages of preclinical development. How to choose among these dizzying options will be difficult for physicians as well as their patients. Rational decision-making now requires a personalized approach to treatment that is both highly precise and affordable. “When my mother was diagnosed with breast cancer in late 2010, being able to tell her she’d be all right before any treatment began, was an unexpected benefit of the work we have been doing at Iris since 1999,” said Chin.

Dr. Yaswen has over two decades of experience performing breast cancer research at the Lawrence Berkeley National Laboratory. He has received numerous competitive grant awards for his work from federal and state agencies, as well as from the Komen and Avon foundations. Dr. Yaswen has over 70 peer-reviewed publications, including many in high-impact journals. He also has a history of productive and rewarding interactions with breast cancer advocates, both as an instructor for the National Breast Cancer Coalition Project Lead, and as a participant in an NCI/NIEHS sponsored Breast Cancer and the Environment Research Center.

In 2011, Dr. Yaswen was a recipient of an Honor Thy Healer Award for Community Breast Cancer Research from Zero Breast Cancer – a local advocacy group. Dr. Yaswen earned his Ph.D. in Cell and Molecular Biology from Brown University and his B.S. in Biology from Tuft University. He was also a NRSA Fellow in the Dept. of Cell & Molecular Biology at the Dana-Farber Cancer Institute, which is a major affiliate of Harvard Medical School.

60 years since Watson and Crick's famous discovery of the double helix structure of DNA, the promise of genomic medicine is at last becoming a reality. Yesterday, using genetic information to guide medical care was still the stuff of science fiction; tomorrow, we will take it for granted. Iris BioTechnologies Inc., located in the San Francisco Bay Area, is poised to give this movement a giant step forward, starting with the treatment of breast cancer.

Although the Human Genome Project was declared complete in 2003, the development of accurate and affordable clinical testing has taken years of further painstaking research and innovation. Some basic clinical tests have come on the market in recent years, either designed to predict cancer recurrence risk, or to guide choices of treatment. Until today, however, no single test has been available that could do both, and at an affordable cost. Iris BioTechnologies Inc. has patiently developed such a technology, and is now ready to go to market, putting truly scientifically based treatment of breast cancer within reach for all patients.

Iris' patented innovations include Nano-Biochip™ technology, which can very accurately capture molecular biological information and transform it into digital data. This data can then be analyzed using Iris’ BioWindows™ artificial intelligence system to determine the risk of tumor recurrence and metastasis, as well as the treatments most likely to be effective. This technology reduces the costs as well as the risks of ineffective and potentially toxic therapies. It offers each patient a truly scientific and personal approach to treatment.

“If breast cancer or other disease strikes, what medical treatment will work best for you? IRIS thinks that you should know. While some rudimentary gene-expression-based breast cancer tests are currently available, recently published data will enable Iris to design an even more comprehensive chip,” according to Dr. Paul Yaswen, Iris' Chief Scientific Officer. “The availability of the multiplatform breast cancer analysis performed by the Cancer Genome Atlas Network, for instance, will make it possible to add druggable targets to the usual subtype classifiers. The more I think about the possibilities, the more excited I get. Now seems to be a propitious time for launching the Iris product. I am delighted to join Iris BioTechnologies in its mission to make personalized precision medicine a reality.” said Yaswen.

About Iris BioTechnologies

Iris BioTechnologies Inc. (OTCBB:IRSB) is a life sciences company that provide you and your physicians the information to choose the best medical treatment regimen before the treatment begins. IRIS enables precision healthcare and this is the future of medicine. IRIS analyses the totality of who you are by looking at a combination of many things including your nucleic acids such as DNA and RNA as well as proteins, family medical history, life style, and environmental exposure.  IRIS offers the best approach to cancer treatment through actionable integration of molecular profiling with clinical decision making, precision analysis of potential cancer recurrence and chemotherapy effectiveness, along with matching to targeted therapies and therapies in clinical trials.  The IRIS Nano-biochip™ product pipeline includes: CancerChip™, PrenatalChip™, NeuroChip™(Alzheimer’s and Parkinson diseases), MetabolicChip™(Diabetes), CardioChip™, and Chips for veterinary, agricultural (e.g., biofuel development), environmental, and other applications. The IRIS BioWindows™ artificial intelligence system provides big data and analysis for clinical applications, drug development, and stem cell research. For further information, please visit the Iris website at www.irisbiotech.com.

Contact:

Iris BioTechnologies Inc.

Simon Chin, 408-806-7149

President and CEO

simonchin@irisbiotech.com

5201 Great America Pkwy, Ste. 320, Santa Clara, CA 95054 Phone: (408) 867-2885 Fax: (408) 519-3478 Webs: www.irisbiotech.com